UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Forte Biosciences, Inc.

(Name of Registrant as Specified In Its Charter)

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FORTE BIOSCIENCES, INC.

SUPPLEMENT TO PROXY STATEMENT

FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

To be held at 10:00 a.m., Pacific Time, on Wednesday, June 1, 2022

To the Stockholders of Forte Biosciences, Inc.:

This proxy statement supplement, dated May 19, 2022 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Forte Biosciences, Inc. (the “Company”), dated April 29, 2022 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on June 1, 2022 (the “Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Appointment of Stephen K. Doberstein, Ph.D. as a Director

On May 12, 2022, the Board of Directors of the Company (the “Board”), (i) increased the authorized size of the Board from six to seven members and (ii) upon recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), appointed Stephen K. Doberstein, Ph.D. as a Class I director of the Company to fill the vacancy created by the aforementioned increase in the size of the Board, with a term of office expiring at the Company’s 2024 Annual Meeting of Stockholders.

Based on a review of all relevant identified transactions or relationships between Dr. Doberstein, or any of his family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that Dr. Doberstein is an independent director pursuant to the applicable Nasdaq Stock Market listing standards and those rules and regulations issued pursuant to the Securities Exchange Act of 1934, as amended. There are no family relationships between Dr. Doberstein and any of the Company’s directors or executive officers.

Dr. Doberstein (age 63) has served on the Board since May 2022. Dr. Doberstein is a principal of Kahiliholo Consulting, LLC, a biotechnology consulting company, since February 2020. Dr. Doberstein previously served as Senior Vice President and Chief Scientific Fellow of Nektar Therapeutics, Inc., a biopharmaceutical company, from October 2019 to March 2020. Prior to that, Dr. Doberstein served as Senior Vice President, R&D and Chief Research and Development Officer at Nektar from November 2017 to October 2019 and as Senior Vice President, Research and Chief Scientific Officer from January 2010 to November 2017. Prior to that, Dr. Doberstein served as the vice president of research for various biopharmaceutical companies. Dr. Doberstein was a member of the board of directors of Dicerna Pharmaceuticals, Inc. from February 2020 until January 2022, and is an advisory board member for a number of companies and non-profits. Dr. Doberstein has a B.S. in Chemical Engineering from the University of Delaware and received his Ph.D. in biochemistry and cell and molecular biology from Johns Hopkins University School of Medicine.

The Nominating Committee and the Board believe that Dr. Doberstein’s extensive executive experience at biopharmaceutical companies provides him with the qualifications and skills to serve on the Board.

Dr. Doberstein will be compensated in accordance with the Company’s amended and restated non-employee director compensation policy (the “Policy”). Pursuant to the Policy, Dr. Doberstein will be entitled to receive $40,000 per year for service as a member of the Board, paid quarterly in arrears on a pro-rata basis. In connection with his appointment to the Board as a non-employee director and pursuant to the Company’s 2021 Equity Incentive Plan and the Policy, Dr. Doberstein also automatically received a stock option for 50,000 shares of Common Stock of the Company, which will vest in equal monthly installments over a three year period such that the option is fully vested on the third anniversary of the date of grant, subject to Dr. Doberstein’s continued service on the Board through each applicable vesting date. Dr. Doberstein has also entered into the Company’s standard form of indemnification agreement

Other than as set forth above in this Supplement, Dr. Doberstein does not beneficially own any shares of the Company’s common stock.

There are no arrangements or understandings between Dr. Doberstein and any other person pursuant to which he was selected as a director. In addition, there are no transactions in which Dr. Doberstein has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Voting Matters

You are not being asked to vote on or ratify the appointment of Dr. Doberstein at the Annual Meeting. Dr. Doberstein, as a Class I director, is not a nominee for election at the Annual Meeting. Accordingly, there is no change to Proposal 1, Election of Class II Directors, included in the Proxy Statement.

Please note that any proxy card we delivered has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors,

Paul A. Wagner, Ph.D.
Chairman and Chief Executive Officer

May 19, 2022